Exhibit 99.1

Contact:	Bill Wolff	Alan Shuler
	Chairman & CEO	Vice President & CFO
	MakeMusic! Inc.	MakeMusic! Inc.
	(952) 906-3640	(952) 906-3690
	bwolff@makemusic.com	ashuler@makemusic.com

MAKEMUSIC! INC.

ANNOUNCES YEAR-END RESULTS

SmartMusic Subscriptions Double and Finale

Revenues Increase Over 50%

MINNEAPOLIS – March 16, 2005 - MakeMusic! Inc. (Nasdaq: MMUS) today announced financial results for the year ended December 31, 2004. For the year, net revenues increased 53 percent to $11,240,000 from $7,357,000 in the prior year. The Company also announced a net loss for 2004 of $510,000, representing a $3,952,000, or 89%, improvement over the prior year’s loss of $4,462,000.

The increase in revenue was primarily a result of the successful release of Finale® 2004 for Macintosh®, the first version of Finale to support the Macintosh OS X operating system, in January of 2004.  The Windows version was released in September 2003. Overall, the Finale 2004 release for both Windows® and Macintosh was strong, yielding better sales results than prior versions. The Company also released Finale 2005 for both Windows and Macintosh platforms in August of 2004. Total Finale sales for the year ended December 31, 2004 were $8,287,000, a 62% increase over Finale sales of $5,124,000 in the year ended December 31, 2003. Total SmartMusic® sales, including sales of accessories related to SmartMusic, were $1,002,000 in 2004 compared to $585,000 in 2003.

Total revenue for the fourth quarter was $2,980,000, an increase of 44% over the fourth quarter  of 2003, driven primarily by the Finale 2005 release and significant growth in the Company’s SmartMusic subscription service.

Net loss for the fourth quarter of 2004 was $320,000, or $0.09 per share, compared with a net loss of $661,000, or $0.20 per share, for the same period in the prior year. The reduction in loss is primarily attributable to the increase in revenue during the quarter sufficient to offset an increase in operating expenses. Operating expenses for the fourth quarter of 2004 were higher than in the fourth quarter of 2003 because the Company took charges to write down certain intangible assets, increased its accruals for licensing and post-contract support and increased its marketing and product development expenses to support the high sales level.

The SmartMusic subscription service was launched in November 2001 for schools and June 2002 for home users. It continues to show growth and contributes to increased revenue. Subscription service revenues are recognized over the period of the subscription. SmartMusic subscription revenues of $222,000 were recognized in the fourth quarter 2004, an increase of 82% over the fourth quarter of 2003. Total SmartMusic revenue, including accessories related to the SmartMusic product, were $341,000 in the fourth quarter ended December 31, 2004 compared to $190,000 in the comparable quarter in 2003.

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As of December 31, 2004 the Company had 34,440 active subscriptions, which is a 97% increase over December 31, 2003. The subscriptions by type as of December 31, 2004 and 2003 are as follows:

Subscription Type	2004	2003
School Subscriptions	9,640	5,800
School-Sponsored Home Subscriptions	22,750	10,400
Home Subscriptions	2,050	1,250
Total Subscriptions	34,440	17,450

Total SmartMusic revenue (subscriptions plus related accessories) reached $1,002,000 in the year ended December 31, 2004, a 71% increase over total SmartMusic revenue of $585,000 in 2003.

Gross profit for 2004 was $9,186,000, or 82 percent of sales, compared to $5,607,000, or 76 percent of sales, in 2003. The increase in gross profit is primarily due to certain fixed elements of cost of sales being spread over the greater revenue.

Operating expenses for the year were $9,812,000, a decrease of $91,000, or 1%, from operating expenses of $9,903,000 in the prior year. Operating expenses included non-cash depreciation and amortization of $1,727,000 in 2004 and $2,093,000 in 2003.

Net cash provided by operating activities was $1,034,000 for the year and the total increase in cash for 2004 was $748,000.  2004 was the Company’s first year of positive cash flow since the 2000 reverse merger with Net4Music SA and, with its strong second half in 2003, the Company has now recorded six consecutive quarters of positive operating cash. We expect to achieve positive cash flow again in the upcoming year but anticipate fluctuations in cash flow on a quarterly basis due to a more traditional seasonality in our revenue stream, with the first and second quarters being our slowest as the current version of Finale reaches the end of its cycle.

“I am very pleased with the progress we are making on several fronts,” said Bill Wolff, Chairman and CEO.  “We doubled our Smart Music subscriptions during the year, we accomplished a joint Finale release for Windows and Macintosh, we achieved a significant overall increase in revenue compared to 2003 and finished the year with over $2 million in the bank.”

“In addition to the financial accomplishments in 2004, we added new talent on our board of directors, technical staff and executive management team and positioned ourselves for continuing growth.  It is, indeed, an exciting time to be at the helm of MakeMusic! Inc.”

About MakeMusic! Inc.

MakeMusic!® Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The Company can be reached at www.makemusic.com.

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Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release relate to our growth generally and our expectations of positive operating cash flow for 2005 with quarterly fluctuations in cash balances particularly in the first and second quarters of 2005. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; our dependence on releasing annual Finale upgrades; the seasonality of our business; the intense competition we face; the rapid technological changes and obsolescence in our industry; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Financial tables follow.

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MakeMusic! Inc.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share and share data)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Note)	(Note)	(Note)	(Note)
	(Unaudited)	(Unaudited)

NOTATION REVENUE	$2,612	$1,853	$10,162	$6,688
SMARTMUSIC REVENUE	341	190	1,002	585
OTHER REVENUE	27	33	76	84
TOTAL REVENUE	2,980	2,076	11,240	7,357

COST OF REVENUES	597	532	2,054	1,750

GROSS PROFIT	2,383	1,544	9,186	5,607

OPERATING EXPENSES:
Website development	123	121	564	470
Content and product development	591	326	2,125	1,947
Selling and marketing	1,035	938	3,634	3,605
General and administrative expenses	960	935	3,489	3,881

Total operating expenses	2,709	2,320	9,812	9,903

LOSS FROM OPERATIONS	(326)	(776)	(626)	(4,296)

Interest income (expense), net	6	(16)	10	(761)
Forgiveness of debt	—	—	—	542
Other income, net	—	130	108	54

Net loss before income tax	(320)	(662)	(508)	(4,461)
Income tax	—	1	(2)	(1)
Net Loss	$(320)	$(661)	$(510)	$(4,462)
Basic and diluted loss per common share	$(0.09)	$(0.20)	$(0.15)	$(1.39)

Weighted average common shares outstanding	3,394,501	3,356,330	3,374,618	3,200,465

MakeMusic! Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars)

	December 31
	2004	2003
	(Note)	(Note)
Assets
Current assets:
Cash and cash equivalents	$2,215	$1,467
Accounts receivable	830	494
Inventories	332	273
Prepaid expenses and other current assets	241	207
Total current assets	3,618	2,441

Property and equipment, net	250	280
Capitalized software products, net	347	599
Goodwill, net	3,630	3,630
Intangible assets, net	725	1,718
Other non-current assets	83	88
Total assets	$8,653	$8,756

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$494	$417
Accrued Compensation	1,024	798
Accrued expenses and other current liabilities	402	353
Current portion of long-term debt and capital lease obligations	6	57
Reserve for product returns	203	355
Deferred revenue	697	660
Total current liabilities	2,826	2,640

Capital lease obligations, net of current portion	16	21

Shareholders’ equity:
Common stock	34	34
Additional paid-in capital	61,626	61,553
Accumulated deficit	(55,849)	(55,339)
Deferred compensation	—	(153)
Total shareholders’ equity	5,811	6,095
Total liabilities and shareholders’ equity	$8,653	$8,756

MakeMusic! Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net loss	$(320)	$(661)	$(510)	$(4,462)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangible assets	320	366	1,310	1,354
Depreciation of property and equipment	40	63	186	372
Amortization of deferred compensation	43	249	153	367
Impairment of intangible assets	78	—	78	—
Interest expense and debt related warrants	—	12	—	735
Issuance of stock options and warrants for services	4	39	11	99
Forgiveness of debt	—	—	—	(542)
Foreign currency translation loss recorded	—	(30)	—	115
Increase (decrease) in cash from:
Accounts receivable	(162)	21	(336)	(94)
Inventories	10	95	(59)	51
Prepaid expenses and other current assets	(42)	42	(34)	83
Accounts payable	123	(50)	77	(234)
Accrued liabilities and product returns	181	(88)	121	(16)
Deferred revenue	130	153	37	482
Net cash provided by (used in) operating activities	405	211	1,034	(1,690)

Net cash used by investing activities
Purchases of property and equipment	(49)	8	(156)	(105)
Capitalized development and other intangibles	2	(33)	(132)	(198)
Net cash used in investing activities	(47)	(25)	(288)	(303)

Net cash provided by (used in) financing activities
Issuance of common stock	48	10	63	2,129
Proceeds from long-term debt	—	(19)	—	500
Payments on long-term capital leases	(6)	(518)	(61)	(638)
Net cash provided by (used in) financing activities	42	(527)	2	1,991
Net increase (decrease) in cash and equivalents equivalents	400	(341 5)	748	(2)
Cash and cash equivalents, beginning of period	1,815	1,808	1,467	1,469
Cash and cash equivalents, end of period	$2,215	$1,467	$2,215	$1,467